SECURITIES EXCHANGE AGREEMENT

This **Securities Exchange Agreement**, dated as of April 12, 2018, (this "**Agreement**") by and among Air Transport Group Holdings Inc. a Nevada corporation ("**AITG**"), on the one hand, WFS Pharmagreen Inc., a Canadian company ("**WFS**"), on the other hand. For purposes of this Agreement, AITG and the WFS Pharmagreen Inc. are sometimes collectively referred to as the "**Parties**" and individually as a "**Party**."

WHEREAS, WFS believes it is in its best interest and the best interest of its shareholders (the "**WFS Shareholders**") to exchange 100% of the issued and outstanding Class A Voting Common shares of WFS (the "**WFS Shares**") for **7,540,900,000** shares of common stock of AITG (the "**Exchanged Shares**");

WHEREAS, AITG believes it is in its best interest and the best interest of its shareholders to acquire the WFS Shares in exchange for the Exchanged Shares, all upon the terms and subject to the conditions set forth in this Agreement (the "**Securities Exchange**"); and

WHEREAS, it is the intention of the Parties that upon the Closing (as hereinafter defined): (i) WFS shall become a wholly owned subsidiary of AITG; and (ii) AITG shall assume ownership and title to all assets, interests and liabilities of WFS and its subsidiaries,

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
EXCHANGE OF SL SHARES FOR THE EXCHANGED SECURITIES

Section 1.1 Agreement to Exchange WFS Shares for the Exchanged Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, WFS will cause the WFS Shareholders to assign, transfer, convey and deliver the WFS Shares to AITG and WFS will cause the WFS debenture holders and Wojcik loans to convert their debt in whole or in part to become WFS Shareholders to assign, transfer, convey, and deliver the WFS Shares to AITG and, in consideration and exchange for the WFS Shares, AITG shall issue, transfer, convey and deliver the Exchanged Shares, all to the WFS Shareholders (including those former holders of convertible debentures ("**Debentures**") issued by WFS listed in Schedule II (the "**Debenture holders**") who shall have converted their Debentures into WFS Shares and includes the Wojcik loans who shall have converted their loans, principal and interest, into WFS Shares as set forth on Schedule III (the "**Wojcik Loans**").

Section 1.2 Closing and Actions at Closing. The closing of the Securities Exchange (the "**Closing**") shall take place remotely via the exchange of documents and signatures at such time and date as the Parties hereto shall agree orally or in writing (the "**Closing Date**").

Section 1.3 Restrictions on the Exchanged Shares Issued Pursuant to this Agreement. The Exchanged Shares to be issued by AITG pursuant to this Agreement have not been registered and are being issued pursuant to a specific exemption under the Securities Act of 1933, as amended (the "**Securities Act**"), as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal exemption from such state securities registration laws, based on the suitability and investment representations

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made by the WFS Shareholders to AITG. The Exchanged Shares to be issued by AITG pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that all the certificates representing the Exchanged Shares will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AITG represents and warrants to WFS and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1 Corporate Organization.

(a) AITG is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of AITG. "Material Adverse Effect" means, when used with respect to AITG, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of AITG, or materially impair the ability of AITG to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

(b) Copies of the Articles of Incorporation and Bylaws of AITG with all amendments thereto, as of the date hereof (the "**AITG Charter Documents**"), have been, or will be upon request, furnished to WFS, and such copies are accurate and complete as of the date hereof. The minute books of AITG are current as required by law, contain the minutes of all meetings of the board of directors of AITG (the "**AITG Board**") and its shareholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the AITG Board and its stockholders. The Company is not in violation of any of the provisions of AITG Charter Documents.

Section 2.2 Capitalization of AITG.

(a) As of March 1, 2018 authorized capital stock of AITG consists of 600,000,000 shares of common stock, par value $.001 (the "**Common Stock**"), of which 434,120,000 shares of Common Stock are issued and outstanding. There are no outstanding warrants, options or other

securities convertible into Common Stock and no agreements have been entered into to issue such securities. AITG has not granted to any person any registration rights or preemptive rights. Except for Series A convertible notes, in the total amount of $ 94,984.87. Notes are convertible at $.0001 per share at the option of the holder.

(b) All of the issued and outstanding shares of the capital stock of AITG immediately prior to this Securities Exchange are, and all shares of the capital stock of AITG when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Notwithstanding the foregoing, the Parties acknowledge and agree that the issuance of shares of Common Stock pursuant to the conversion of the Debentures shall require an increase in AITG's authorized shares of Common Stock (the "**Share Increase**"). The issuance of all of the securities of AITG have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of AITG has any right to rescind or bring any other claim against AITG for failure to comply with the Securities Act, or state securities laws.

Section 2.3 Outstanding Agreements. AITG is not a party to any material agreements.

Section 2.4 Authorization, Validity and Enforceability of Agreements. AITG has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the "**Agreements**") to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by AITG and the consummation by AITG of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of AITG, and no other corporate proceedings on the part of AITG are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of AITG and are enforceable in accordance with their terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. Except for the Share Increase, AITG does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the Exchanged Shares in connection with the Securities Exchange.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of the Agreements by AITG, nor the consummation by AITG of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of AITG Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which AITG is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which AITG is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of AITG's assets, including without limitation, the Exchanged Shares.

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Section 2.6 Litigation. There is no action, suit, proceeding or investigation ("**Action**") pending or, to the knowledge of AITG, currently threatened against AITG or any of its affiliates, that may affect the validity of this Agreement or the right of AITG to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of AITG, currently threatened against AITG or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to AITG or any of its affiliates. Neither AITG nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by AITG or any of its affiliates currently pending or which AITG or any of its affiliates intends to initiate.

Section 2.7 Compliance with Laws. AITG has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the applicable rules and regulations of the Securities Exchange Commission ("**SEC**") or the OTC Markets or the applicable securities laws and rules and regulations of any state. AITG is current with respect to its filings on the OTC Markets.

Section 2.8 Financial Statements.

(a) AITG has filed with the OTC Markets correct and complete copies of (i) the unaudited balance sheet of AITG as of April 30, 2017 (the "**AITG Balance Sheet**") and (ii) the related statements of operations, stockholders' deficit and cash flows for the year ended April 30, 2017 and from May 1, 2017, to January 31, 2018 (the "**AITG Financial Statements**"), as set forth in Schedule IV.

(b) As of the date of the AITG Balance Sheet, except as and to the extent reflected or reserved against therein, AITG had no liabilities or obligations (absolute or contingent) which should be reflected in the AITG Balance Sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of AITG, in accordance with generally accepted accounting principles. The interim statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles. All of AITG's assets are reflected on the AITG Financial Statements, and, the AITG Financial Statements or the notes thereto, AITG will have no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(c) AITG has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) The books and records, financial and otherwise, of AITG are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

Section 2.9 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, the AITG Board minutes and financial and other records of whatsoever kind of AITG have been fully, properly and accurately kept and completed; there are no material

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inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of AITG. AITG maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.10 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by AITG to arise, between AITG and any accountants and/or lawyers formerly or presently engaged by AITG. AITG is current with respect to fees owed to its accountants and lawyers.

Section 2.11 Absence of Undisclosed Liabilities. Except as specifically disclosed herein: (A) since February 28, 2018, there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) AITG has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) AITG has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby.

Section 2.12 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to AITG or its respective business, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by AITG but which has not been so publicly announced or disclosed. AITG has not provided to WFS, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by AITG but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Securities Exchange.

Section 2.13 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of AITG or the shareholders of AITG in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE WFS

WFS represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to WFS, are true and complete as of the date hereof.

Section 3.1 Incorporation. WFS is a company duly incorporated, validly existing, and in good standing under the laws of British Columbia, Canada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions

contemplated hereby will not, violate any provision of WFS's Notice of Articles or Articles, or similar documents (the "**WFS Charter Documents**"). WFS has taken all actions required by law, the WFS Charter Documents, or otherwise to authorize the execution and delivery of this Agreement. WFS has full power, authority, and legal capacity and has taken all action required by law, the WFS Charter Documents, and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares. The authorized capital stock of WFS consists of: (i) an unlimited number of Class A Voting Common shares without par value, of which as at March 1, 2018, **20,000,000** Class A Voting Common shares are issued and outstanding on a fully diluted basis immediately prior to the Securities Exchange (not including Class A Voting Common shares to be issued to the Debenture holders upon conversion of the Debentures and not including Class A voting Common shares to be issued to Wojcik Loans upon conversion of the loans); (ii) an unlimited number of Class B Voting Common shares without par value, of which none are issued and outstanding. The issued and outstanding Class A Voting Common shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of this Agreement, there are no outstanding and unexercised warrants or other securities, except as per Schedule II with regards to unconverted Debentures and Schedule III Wojcik loans.

Section 3.3 Financial Statements. WFS has kept all books and records since inception and such financial statements are true and accurate and present fairly as of their respective dates the financial condition of WFS. WFS has delivered to AITG the most recent consolidated financial statements of WFS and if not available the individual draft statements of WFS and any subsidiary as set forth in Schedule V (the "**WFS Financial Statements**"). The WFS Financial Statements fairly present in all material respects the financial position of WFS and all subsidiaries as of September 30, 2017 and the results of operations for the period indicated.

Section 3.4 Information. The information concerning WFS set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.5 Absence of Certain Changes or Events. As of the date of this Agreement, since April 11, 2018, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of WFS; and (b) WFS has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.6 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of WFS after reasonable investigation, threatened by or against WFS or affecting WFS or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. WFS does not have any knowledge of any material default on its part with respect to

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any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.7 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which WFS is a party or to which any of its assets, properties or operations are subject.

Section 3.8 Compliance With Laws and Regulations. To the best of its knowledge, WFS has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of WFS or except to the extent that noncompliance would not result in the occurrence of any material liability for WFS.

ARTICLE IV
CONDITIONS TO OBLIGATIONS OF WFS

The obligations of WFS to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by WFS, as the case may be, in ITS sole discretion:

Section 4.1 Representations and Warranties of AITG. All representations and warranties made by AITG in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 4.2 Agreements and Covenants. AITG shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 4.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 4.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of AITG shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 4.5 Documents. AITG must have caused the following documents to be delivered to WFS:

(a) share certificates or updated shareholder list from the Transfer agent evidencing the Exchanged Shares registered in the names of the WFS Shareholders as set forth in Schedules I, II, III;

(b) this Agreement duly executed;

(c) copies of the AITG Financial Statements; and

(d) such other documents as WFS may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of AITG, (B) evidencing the performance of, or compliance by AITG with any covenant or obligation required to be performed or complied with by AITG, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 4.6 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to AITG.

Section 4.7 Filings with Nevada Registry. AITG shall be current in its filings with the Nevada Registry.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF THE AITG

The obligations of AITG to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by AITG in its sole discretion:

Section 5.1 Representations and Warranties of WFS. All representations and warranties made by WFS shall be true and correct on and as of the Closing Date.

Section 5.2 Agreements and Covenants. WFS shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of WFS shall be in effect; and no

action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Documents. WFS must deliver to AITG by the Closing:

(a) this Agreement, duly executed;

(b) copies of the draft WFS Financial Statements as of September 30, 2017; and

(c) such other documents as AITG may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of WFS, (B) evidencing the performance of, or compliance by WFS with, any covenant or obligation required to be performed or complied with by WFS as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement; and

Section 5.6 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the WFS Shares, or any other stock, voting, equity, or ownership interest in, WFS, or (b) is entitled to all or any portion of the WFS Shares.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the Parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the "**Survival Period**"). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE VII
CLOSING

Section 7.1 CLOSING TIME. Subject to the terms and conditions of this Agreement, this Securities Exchange Agreement will be completed at a closing to be held at 11:00 am, PST, on May 31, 2018, or at any other time and date as may be agreed upon, in writing, between the Parties

Section 7.2 PLACE of CLOSING. The closing will take place at the offices of Boughton Law Corporation, Vancouver, B.C.

ARTICLE VIII
POST CLOSING COVENANTS

Section 8.1 AITG agree to cause as soon as practicable to increase its authorized shares of Common Stock to 9,000,000,000 shares.

Section 8.2 WFS hereby agrees to use commercially reasonable efforts to cause the Debenture holders to deliver WFS consents to the conversion of the Debentures and to use commercially reasonable efforts to cause Wojcik loans consents to the conversion first into WFS Shares and subsequently into Exchanged Shares all to be issued to the Debenture holders as set forth in Schedule II and Wojcik loans as set forth in Schedule III.

Section 8.3 The price per share for the Securities Exchange agreement is set at $.0001 USD per share of Common Stock.

Section 8.4 AITG hereby agree to as soon as practicable and after the completion of the Securities Exchange to effect a reverse split of its outstanding Common Stock on the basis of 200 shares of Common Stock being consolidated into one share of Common Stock.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Party.

Section 9.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Section 9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses:

If to the WFS Pharmagreen Inc, to:
2987 Blackbear Court
Coquitlam, BC V3E 3A2

Attention: Terry Kwan

With a copy to (which copy shall not constitute notice):

Boughton Law Corporation
700 – 595 Burrard Street
Vancouver, BC V7X 1S8

Attention: Claudia Losie

If to the Air Transport Holdings Group Inc., to:
2987 Blackbear Court
Coquitlam, BC V3E 3A2

Attention: Peter Wojcik

With a copy to (which copy shall not constitute notice):

David Kagel, Esq.
1801 Century Park East, Suite 1201
Los Angeles, CA 90007

or to such other persons or at such other addresses as shall be furnished by any Party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.3 are concerned unless notice of such change shall have been given to such other Party hereto as provided in this Section 9.3.

Section 9.4 Entire Agreement. This Agreement, together with the schedules hereto, represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.5 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.6 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.8 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law provisions thereof.

Section 9.10 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[Balance of Page Intentionally Left Blank]

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Air Transport Group Holdings , Inc.

Name: Peter Wojcik
Title: President

Name: Peter Wojcik
Title: Secretary-Treasurer

WFS Pharmagreen Inc.

Terry Kwan, Director

SCHEDULE I

WFS Pharmagreen Shareholders

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Peter Wojcik	Class A Voting Common	11,500,000	54.98%
Robert Stewart	Class A Voting Common	4,750,000	23.75%
Stan Fiddis	Class A Voting Common	3,000,000	11.88%
Christopher Kind	Class A Voting Common	750,000	3.75%
	Total	**20,000,000**	**100%**

WFS Pharmagreen Shareholders Shares Upon Conversion With Air Transport Group Holdings

Beneficial Owner	Title of Class	Amount of Shares Upon Conversion With AITG (#)
Peter Wojcik	Class A Voting Common	2,300,000,000
Robert Stewart	Class A Voting Common	950,000,000
Stan Fiddis	Class A Voting Common	600,000,000
Christopher Kind	Class A Voting Common	150,000,000
	Total	**4,000,000,000**

[Balance of Page Intentionally Left Blank]

SCHEDULE II
WFS Pharmagreen Debenture Holders

WFS DEBENTURE HOLDERS	ADDRESS					# of Shares	# of Shares Upon Share Exchange w AITG
GLASS,WARREN	2204-9500 Erikson Dr.	BURNABY	BRITISH COLUMBIA	V3J 1M8	CANADA	200,000	40,000,000
ROSS,JUDY	PO Box 159 – 415 W. Esplanade	NORTH VANCOUVER	BRITISH COLUMBIA	V7M 1A6	CANADA	40,000	8,000,000
KIND,CHRISTOPH	3738 Minto Rd.	COURTENAY	BRITISH COLUMBIA	V9N 9P8	CANADA	80,000	16,000,000
TAUBER,GLEN	21 Ridgebrook Way	SHERWOOD PARK	ALBERTA	T8A 6M1	CANADA	100,000	20,000,000
ROSIEK,VICTORIA	1343 132 B Street	SURREY	BRITISH COLUMBIA	V4A 4C2	CANADA	72,000	14,400,000
TANNER,CHARLOTTE	322-1027 Davie St.	VANCOUVER	BRITISH COLUMBIA	V6E 4I2	CANADA	20,000	4,000,000
DICKAU,VERNON	61 Cranridge Heights SE	CALGARY	ALBERTA	T3M 0L1	CANADA	200,000	40,000,000
FRIESEN,CHADWICK	3648 Fromme Rd.	NORTH VANCOUVER	BRITISH COLUMBIA	V7K 2E5	CANADA	120,000	24,000,000
SISODRAKER,DHARMESH	1127 Croft Rd.	NORTH VANCOUVER	BRITISH COLUMBIA	V7K 1K2	CANADA	120,000	24,000,000
ADAMSON,RAELENE	33 - 11751 King Road	RICHMOND	BRITISH COLUMBIA	V7A 3B5	CANADA	20,000	4,000,000
VERLAAN,LEO	650 Evans Avenue	VANCOUVER	BRITISH COLUMBIA	V6A 2K9	CANADA	48,000	9,600,000
GARIEPY,MARILYNNE	306-6160 London Road	RICHMOND	BRITISH COLUMBIA	V7E 4J2	CANADA	80,000	16,000,000
TELFORD,LISA	#142 415 Esplanade Ave W	NORTH VANCOUVER	BRITISH COLUMBIA	V7M 1A6	CANADA	60,000	12,000,000
BASKERVILLE,ARCHER	3223 Hawthorne Avenue	RICHMOND	VIRGINIA	23222	U.S.A.	302,000	60,400,000
ROLLMAN,KEVIN	2820 Alice Drive	PRINCE GEORGE	BRITISH COLUMBIA	V2K 5W7	CANADA	40,000	8,000,000
RAHN,GREG	5911 Cormorant Court	RICHMOND	BRITISH COLUMBIA	V7E 3P6	CANADA	20,000	4,000,000
HERMAN,DALE	16642 – 79B Avenue	SURREY	BRITISH COLUMBIA	V4N 0J2	CANADA	20,000	4,000,000
LAROCHELLE,HARVEY	341 East 26	VANCOUVER	BRITISH COLUMBIA	V5V 2H4	CANADA	752,500	150,500,000
McFARLANE,ROBERT	499 E. 48th Avenue	VANCOUVER	BRITISH COLUMBIA	V5W 2E4	CANADA	80,000	16,000,000
SAVAGE,ANNETTE	5620 Ptarmigan Place	NORTH VANCOUVER	BRITISH COLUMBIA	V7R 4S3	CANADA	80,000	16,000,000
SIM,ROBERT	921 Beaumont Drive	NORTH VANCOUVER	BRITISH COLUMBIA	V7R 1P5	CANADA	80,000	16,000,000
DANCING LIGHT CONSULTING	D1-1100 West 6th Avenue	VANCOUVER	BRITISH COLUMBIA	V6H 1A4	CANADA	160,000	32,000,000
LEMIEUX,JOHEN	2433 Highway 15	KINGSTON	ONTARIO	K7L 4V3	CANADA	100,000	20,000,000
NAGAI,DAWN	431 Decaire Street	COQUITLAM	BRITISH COLUMBIA	V3K 5A1	CANADA	25,000	5,000,000
McPHEE,SEAN	431 Decaire Street	COQUITLAM	BRITISH COLUMBIA	V3K 5A1	CANADA	25,000	5,000,000
PROBERT,ROBERT	7944 256th Street	LANGLEY	BRITISH COLUMBIA	V1M 2M8	CANADA	40,000	8,000,000
DEVI-PROBERT,SAKUNTALA	7944 256th Street	LANGLEY	BRITISH COLUMBIA	V1M 2M8	CANADA	40,000	8,000,000
Dr. WLADYSLAW WOJCIK MED PROF CORP.	1600 Dewdney Avenue East	REGINA	SASKATCHEWAN	S4N 4Y5	CANADA	2,500,000	500,000,000
DANARD,BRIAN	33451 Cardinal Street	MISSION	BRITISH COLUMBIA	V4S 1L3	CANADA	120,000	24,000,000
FUNK,RONALD	3750 Murphy Street	ABBOTSFORD	BRITISH COLUMBIA	V2S 7V6	CANADA	80,000	16,000,000
MacINNES,PETER	6471 Livingstone Place	RICHMOND	BRITISH COLUMBIA	V7C 5J6	CANADA	50,000	10,000,000
NEUMEYER,ANTHONY	Punta Roca, #307	PUERTO AVENTURAS	QUINTANA ROO	77782	MEXICO	200,000	40,000,000
NEUMEYER,MICHELLE	Punta Roca, #307	PUERTO AVENTURAS	QUINTANA ROO	77782	MEXICO	100,000	20,000,000
SCHWEITZER,JOEREG	Seidenhofstrasse 16	MUNICH		80639	GERMANY	40,000	8,000,000
ZARUK,CARYLON	16270 36A Avenue	SURREY	BRITISH COLUMBIA	V3S 0X5	CANADA	50,000	10,000,000
JOHNSON,ELOUISE	9443 Manzer St.,	MISSION	BRITISH COLUMBIA	V4S 1K2	CANADA	200,000	40,000,000
JANG,GORDON	1388 West 55th Ave	VANCOUVER	BRITISH COLUMBIA	V6P 1R2	CANADA	400,000	80,000,000
STOTHERT,EMMA	6588 Hum-Lu-Sum Drive	VANCOUVER	BRITISH COLUMBIA	V6N 4B9	CANADA	80,000	16,000,000
STOTHERT,WYN	6588 Hum-Lu-Sum Drive	VANCOUVER	BRITISH COLUMBIA	V6N 4B9	CANADA	40,000	8,000,000
HOOVER,CHARLES	51965 Ray Drive	GRANGER	INDIANA	46530	U.S.A.	172,000	34,400,000
TURNER,CHRISTOPHER	495 Hespler Street South	STEINBACH	MANITOBA	R5G 2H1	CANADA	500,000	100,000,000
CAPITAL EVENT MANAGEMENT LTD.	#100-736 Granville St.	VANCOUVER	BRITISH COLUMBIA	V6Z 1G3	CANADA	80,000	16,000,000
PURDY,JAY	16730 85th Avenue	SURREY	BRITISH COLUMBIA	V4N 4W3	CANADA	150,000	30,000,000
SINGH,ASHWAN	15571 89b Ave	SURREY	BRITISH COLUMBIA	V3R 0R2	CANADA	300,000	60,000,000
CHAHAL,HARWINDER	17058 79A Ave.	SURREY	BRITISH COLUMBIA	V4N 0C6	CANADA	164,000	32,800,000
CHAHAL,HARMAIL	17058 79A Ave.	SURREY	BRITISH COLUMBIA	V4N 0C6	CANADA	40,000	8,000,000
ALLIANCE GROWERS INC.	Suite 500 - 666 Burrard St.	VANCOUVER	BRITISH COLUMBIA	V6C 3P6	CANADA	1,200,000	240,000,000
SAUNDERS,ROBERT	2412 107 St. NW	EDMONTON	ALBERTA	T6J 5S3	CANADA	40,000	8,000,000
STUBBINS,CHERYL	211 - 9300 Parksville Drive	RICHMOND	BRITISH COLUMBIA	V7E 4N9	CANADA	24,000	4,800,000
SCHEER,ADRIEN	27212 110 Ave.	MAPLE RIDGE	BRITISH COLUMBIA	V2W 1P5	CANADA	20,000	4,000,000
					Total:	9,474,500	1,894,900,000

[Balance of Page Intentionally Left Blank]

PW

SCHEDULE III

WLADYSLAW WOJCIK LOANS AND WOJCIK MEDICAL PROFESSIONAL CORP LOANS

Wladyslaw Wojcik And Wojcik Medical Profession Corp Converted Loans
Converted @ $0.10 Per Share on February 28, 2018

	Amount in Dollars	Conversion Price	Number of Shares
Wladyslaw Wojcik Loans	$343,000	$0.10	3,430,000
Interest	$140,000	$0.10	1,400,000
		Total Number of Shares Converted To	**4,830,000**
		Upon Share Exchange with AITG	**966,000,000**
Wojcik Medical Professional Corp	$270,000	$0.10	2,700,000
Interest	$70,000	$0.10	700,000
		Total Number of Shares Converted To	**3,400,000**
		Upon Share Exchange with AITG	**680,000,000**

[Balance of Page Intentionally Left Blank]

<u>SCHEDULE IV</u>

Air Transport Group Holdings Inc. Financial Statements

02/14/18

Accrual Basis

Balance Sheet

As of January 31, 2018

		Jan 31, 18
ASSETS		
Other Assets		
Incorporation Cost		3,910.00
Total Other Assets		3,910.00
TOTAL ASSETS		**3,910.00**
LIABILITIES & EQUITY		
Liabilities		
Current Liabilities		
Accounts Payable		
Accounts Payable		63,447.75
Total Accounts Payable		63,447.75
Total Current Liabilities		63,447.75
Long Term Liabilities		
Due to/from BTL		16,074.11
Due to/from Leya Florence		250.00
Shareholders Loan		16,147.24
Total Long Term Liabilities		32,471.35
Total Liabilities		95,919.10
Equity		
Retained Earnings		-184,967.19
Share Capital		
Issuance from Tresuary	56,620.00	
Paid-in Capital	41,055.00	
Total Share Capital		97,675.00
Net Income		-4,716.91
Total Equity		-92,009.10
TOTAL LIABILITIES & EQUITY		**3,910.00**

On the basis of information provided by management, we have compiled the balance sheet as of the date noted above and the statement of income and deficit for the year to date.
We have not performed an audit or a review engagement in respect of these financial statements and, accordingly, we express no assurance thereon.
Readers are caution that these statements may not be appropriate for their purposes.
LANTZVILLE, B.C.
KMA CHARTERED PROFESSIONAL ACCOUNTANTS
CHARTERED PROFESSIONAL ACCOUNTANTS

Profit & Loss
November 2017 through January 2018

	Nov '17 - Jan 18
Ordinary Income/Expense	
Expense	
Interest & Bank Charges	10.56
Transfer Agent Cost	225.00
Total Expense	235.56
Net Ordinary Income	-235.56
Net Income	**-235.56**

On the basis of information provided by management, we have compiled the balance sheet as of the date noted above and the statement of income and deficit for the year to date.
We have not performed an audit or a review engagement in respect of these financial statements and, accordingly, we express no assurance thereon.
Readers are caution that these statements may not be appropriate for their purposes.
LANTZVILLE, B.C.
KMA CHARTERED PROFESSIONAL ACCOUNTANTS
CHARTERED PROFESSIONAL ACCOUNTANTS

Statement of Cash Flows

November 2017 through January 2018

	Nov '17 - Jan 18
OPERATING ACTIVITIES	
Net Income	-235.56
Adjustments to reconcile Net Income to net cash provided by operations:	
Accounts Payable	-507.60
Net cash provided by Operating Activities	-743.16
FINANCING ACTIVITIES	
Shareholders Loan	743.16
Net cash provided by Financing Activities	743.16
Net cash increase for period	0.00
Cash at end of period	**0.00**

On the basis of information provided by management, we have compiled the balance sheet as of the date noted above and the statement of income and deficit for the year to date. We have not performed an audit or a review engagement in respect of these financial statements and, accordingly, we express no assurance thereon.

Readers are caution that these statements may not be appropriate for their purposes.

LANTZVILLE, B.C.

KMA CHARTERED PROFESSIONAL ACCOUNTANTS CHARTERED PROFESSIONAL ACCO

PW

SCHEDULE V

WFS Pharmagreen Inc. Financial Statements DRAFT

WFS PHARMAGREEN INC.

Consolidated Financial statements

September 30, 2016

(Expressed in U.S. Dollars)

INDEPENDENT AUDITORS' REPORT

WFS PHARMAGREEN INC.
Consolidated Balance Sheets
(Expressed in U.S. dollars)

(i)	September 30, 2016	September 30, 2015
(ii)	$	$
(iv) **Assets**		
(vi) **Current assets**		
Cash	14,268	2,079
Accounts receivable	8,648	–
Taxes recoverable	1,461	3,456
Inventory (Note 4)	171,674	–
Prepaid expenses and deposits (Note 4)	10,449	199,732
Due from Canna Companion, LLC (Note 3)	91,712	41,282
(viii) **Total current assets**	298,212	246,549
(x) **Deferred financing costs**	14,021	9,709
(xi) **License (Note 5)**	300,000	300,000
(xii) **Property and equipment**	76,687	296,960
Total assets	688,920	853,218
(xiv)		
(xv) **Liabilities and**		
(xvii) **Current liabilities**		
Accounts payable and accrued liabilities (Note 10)	359,109	97,589
Due to related parties (Note 10)	225,620	828
Loans payable (Note 8)	86,970	–
Note payable (Note 7)	–	145,302
Current portion of convertible debentures, net of unamortized discount of $9,989 and $35,593, respectively (Note 9)	1,309,268	710,261
(xix) **Total current liabilities**	1,980,967	953,980
Loans payable (Note 8)	2,624	–
Convertible debentures (Note 9)	108,261	385,889
Total liabilities	2,091,852	1,339,869
(xxi)		
(xxii) **Stockholders' deficit**		
Common stock	555,068	555,068
Additional paid-in capital	72,383	47,286
Deferred compensation	–	(6,590)
Accumulated other comprehensive income	12,283	40,398
Deficit	(2,042,666)	(1,122,813)
Total stockholders' deficit	(1,402,932)	(486,651)
Total liabilities and stockholders' deficit	688,920	853,218

Nature and continuance of operations (Note 1)
Commitment (Note 12)
Subsequent events (Note 15)

Approved and authorized for issuance by the Board of Directors on March XX, 2017:

/s/ "Peter Wojcik"
Peter Wojcik, Director

/s/ "Robert William Stewart"
Robert William Stewart, Director

WFS PHARMAGREEN INC.

Consolidated Statement of Operations and Comprehensive Loss
(Expressed in U.S. dollars)

	Year ended September 30, 2016 $	Year ended September 30, 2015 $
Revenue	709,257	–
Cost of goods sold	(298,473)	–
Gross profit	410,784	–
Expenses		
Amortization (Note 6)	62,744	66,599
Consulting fees (Note 10)	253,117	160,999
General and administrative	48,687	24,867
Insurance expense	20,283	2,470
Management fees (Note 3)	74,000	–
Marketing and promotion	102,589	24,323
Product development	85,841	–
Professional fees (Note 10)	108,104	142,053
Rent (Note 10)	59,741	44,538
Repairs and maintenance	5,919	–
Royalties (Note 3)	18,926	–
Salaries and wages	176,330	–
Subcontracting fees	9,864	2,441
Supplies	11,633	25,977
Travel	43,136	25,316
Total expenses	1,080,914	519,583
Net loss before other income (expense) and income taxes	(670,130)	(519,583)
Other income (expense)		
Financing costs (Note 7(a) and 9)	(11,513)	(8,621)
Impairment of property and equipment (Note 6)	(168,937)	(193,437)
Interest expense	(116,506)	(24,171)
Joint venture with Canna Companion, LLC (Note 3)	51,294	33,723
Write-off of deposit	–	(24,617)
Total other income (expense)	(245,662)	(217,123)
Net loss before income taxes	(915,792)	(736,706)
Income taxes	(4,061)	–
Net loss	(919,853)	(736,706)
Foreign currency translation	(28,115)	39,911
Comprehensive loss	(947,968)	(696,795)
Basic and diluted loss per share	(0.04)	(0.03)
Weighted average number of shares outstanding	20,600,000	20,424,110

WFS PHARMAGREEN INC.
Consolidated Statement of Changes in Equity (Deficit)
(Expressed in U.S. dollars)

	Common stock						
	Number of shares	Amount $	Contributed surplus $	Deferred compensation $	Accumulated other comprehensive income $	Deficit $	Total shareholders' equity (deficit) $
Balance, September 30, 2014	20,000,000	529,994	–	–	487	(386,107)	144,374
Shares issued for services	600,000	25,074	–	(25,074)	–	–	–
Equity component of convertible debenture	–	–	47,286	–	–	–	47,286
Amortization of deferred compensation	–	–	–	18,484	–	–	18,484
Foreign currency translation	–	–	–	–	39,911	–	39,911
Net loss for the year	–	–	–	–	–	(736,706)	(736,706)
Balance, September 30, 2015	20,600,000	555,068	47,286	(6,590)	40,398	(1,122,813)	(486,651)
Equity component of convertible debenture	–	–	25,097	–	–	–	25,097
Amortization of deferred compensation	–	–	–	6,590	–	–	6,590
Foreign currency translation	–	–	–	–	(28,115)	–	(28,115)
Net loss for the year	–	–	–	–	–	(919,853)	(919,853)
Balance, September 30, 2016	20,600,000	555,068	72,383	–	12,283	(2,042,666)	(1,402,932)

WFS PHARMAGREEN INC.
Consolidated Statement of Cash Flows
(Expressed in U.S. dollars)

(xxiv)	Year ended September 30, 2016 $	Year ended September 30, 2015 $
(xxv) (xxvi) **OPERATING ACTIVITIES**		
Net loss	(919,853)	(736,706)
Items not involving cash:		
Accretion of discount on convertible debentures	42,030	9,801
Amortization	62,744	66,599
Amortization of deferred financing costs	11,513	8,621
Deferred compensation	6,590	(6,590)
Impairment of property and equipment	168,937	193,437
Shares issued for services	–	25,074
Write-off of deposit	–	30,256
Changes in non-cash operating working capital:		
Accounts receivable	(8,648)	–
Taxes recoverable	1,995	(3,456)
Inventory	17,788	–
Prepaid expenses	(179)	(28,288)
Due from Canna Companion, LLC	(50,430)	(230,744)
Accounts payable and accrued liabilities	261,520	77,639
Due to related parties	224,792	828
(xxviii) **Net cash used in**	(181,201)	(593,529)
(xxix) (xxx) **INVESTING ACTIVITIES**		
Acquisition of property and equipment	(6,000)	(103,266)
Acquisition of license	(145,302)	(154,698)
Net cash used in investing activities	(151,302)	(257,964)
(xxxii) (xxxiii) **FINANCING ACTIVITIES**		
Proceeds from the issuance of convertible debentures	273,274	789,192
Proceeds from loans payable	75,008	–
Financing costs	(6,568)	(5,695)
Net cash provided by financing activities	341,714	783,497
Effect of foreign exchange on cash	2,978	(23,832)
Increase (decrease) in cash	12,189	(91,828)
Cash, beginning of year	2,079	93,907
Cash, end of year	14,268	2,079
(xxxvi) **Non-cash investing and**		
(xxxviii) **Note payable issued for license**	–	145,302
(xl) **Supplemental**		
(xlii) **Interest paid**	–	–
(xliii) **Income taxes paid**	–	–

1. Nature of Business and Continuance of Operations

WFS Pharmagreen Inc. (the "Company") was incorporated on December 19, 2013, under the British Columbia Business Corporations Act. The Company's principal business was to produce medical marijuana commercially out of premises in Mission, British Columbia. In March 2014, the Company received notice from the City of Mission that it would not allow medical marijuana applicants to setup operations in Mission in the Company's location. Because of these restrictions and other limitations related to Health Canada, the Company reconsidered its original business model from one involving products for human consumption to that of a model involving cannabis products for animal consumption. On December 10, 2015, the Company incorporated a wholly-owned subsidiary, Canna Companion Products, Incorporated, in the State of Washington, to facilitate this change in business model.

The Company's registered office is located at Suite 700, 595 Burrard Street, Vancouver, British Columbia, V7X 1S8.

Going Concern

These consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As at September 30, 2016, the Company has not generated any revenues and has an accumulated deficit of $2,042,666. Although existing cash resources are currently expected to provide sufficient funds through the upcoming fiscal year, the capital expenditures required to achieve planned principal operations may be substantial. Management is of the opinion that sufficient working capital will be obtained from external financing to meet the Company's liabilities and commitments as they become due, although there is a risk that additional financing will not be available on a timely basis or on terms acceptable to the Company. These factors indicate the existence of a material uncertainty that may cast significant doubt upon the Company's ability to continue as a going concern. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

2. Summary of Significant Accounting Policies

(a) Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Canna Companion Products, Inc. All significant intercompany transactions and balances have been eliminated.

(b) Use of Estimates and Judgments

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, the estimated useful lives and recoverability of long-lived assets, equity component of convertible debt, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

PW

2. **Summary of Significant Accounting Policies** (continued)

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of issuance, is readily convertible to known amounts of cash, and which are subject to insignificant risks of changes in value to be cash equivalents.

(d) Accounts Receivable

The Company recognizes allowances for doubtful accounts to ensure accounts receivable are not overstated due to the inability or unwillingness of its customers to make required payments. The allowance is based on historical bad debt expense, the age of receivable and the specific identification of receivables the Company considers at risk. The Company had no allowance for doubtful accounts as of September 30, 2016 and 2015.

(e) Inventory

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. At September 30, 2016, and 2015, the Company does not need a reserve for any obsolescence due to the current nature of the inventory items. Inventory consisted of capsules, ingredients required to manufacture the capsules, and packaging supplies.

(f) Property and Equipment

The Company depreciates the cost of property and equipment over their estimated useful lives at the following annual rates:

Leasehold improvements	5 years straight-line basis
Plant equipment	20% declining balance basis
Production equipment	20% declining balance basis

(g) Intangible Assets

Intangible assets consist of a license and are stated at cost and have an indefinite life. These assets are reviewed for impairment or obsolescence when events or changes in circumstances indicate that the carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows or other valuation techniques.

(h) Long-lived Assets

In accordance with ASC 360, *"Property, Plant and Equipment"*, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value, which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

2. **Summary of Significant Accounting Policies** (continued)

(i) Fair Value Measurements

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy prescribed by U.S. generally accepted accounting principles. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The three-level hierarchy is defined as follows:

Level 1 – quoted prices for identical instruments in active markets.

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and.

Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments consist principally of cash, accounts receivable, taxes recoverable, inventory, due from Canna Companion LLC, accounts payable and accrued liabilities, due to related parties, loans payable, and convertible debentures. Derivative liabilities are determined based on "Level 3" inputs, which are significant and unobservable and have the lowest priority. There were no transfers into or out of "Level 3" during the years ended September 30, 2016 and 2015. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(j) Foreign Currency Translation

Transactions in foreign currencies are translated into the currency of measurement at the exchange rates in effect on the transaction date. Monetary balance sheet items expressed in foreign currencies are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in income.

The Company's integrated foreign subsidiaries are financially or operationally dependent on the Company. The Company uses the current rate method to translate the accounts of its independent operations into U.S. dollars. Monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at average rates for the period. The resulting exchange gains or losses are recognized in accumulated other comprehensive income.

(k) Revenue Recognition

For revenue from product sales, the Company recognizes revenue in accordance with ASC 605, *Revenue Recognition*, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

2. **Summary of Significant Accounting Policies** (continued)

(l) Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, *"Accounting for Income Taxes"*. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

As of September 30, 2016 and 2015, the Company did not have any amounts recorded pertaining to uncertain tax positions.

The Company files federal and provincial income tax returns in Canada and federal, state and local income tax returns in the U.S., as applicable. The Company may be subject to a reassessment of federal and provincial income taxes by Canadian tax authorities for a period of three years from the date of the original notice of assessment in respect of any particular taxation year. For Canadian and U.S. income tax returns, the open taxation years range from 2013 to 2016. In certain circumstances, the U.S. federal statute of limitations can reach beyond the standard three year period. U.S. state statutes of limitations for income tax assessment vary from state to state. Tax authorities of Canada and U.S. have not audited any of the Company's, or its subsidiaries', income tax returns for the open taxation years noted above.

(m) Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, *"Compensation – Stock Compensation"*, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock-based awards. This model is affected by the Company's stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to the Company's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the consolidated statement of operations and comprehensive loss over the requisite service period.

(n) Loss Per Share

The Company computes loss per share in accordance with ASC 260, *"Earnings per Share"* which requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing the loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

(o) Comprehensive Loss

ASC 220, *"Comprehensive Income,"* establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2016 and 2015, comprehensive loss consists of foreign currency translation gains and losses.

2. **Summary of Significant Accounting Policies** (continued)

(p) Subsequent Events

The Company's management reviewed all material events through the issuance date of this report for disclosure purpose.

(q) Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. **Joint Venture with Canna Companion, LLC**

On May 12, 2016, the Company entered into a Letter of Understanding and Intent (the "Agreement") with Canna Companion, LLC, which outlines the verbal agreement made between the Company and Canna Companion, LLC, in 2015. Pursuant to the Agreement, the Company and Canna Companion, LLC, will equally share the net operating profits and losses from the sale, manufacturing and distribution of the Canna Companion pet supplement through Canna Companion, LLC, from June 1, 2015, to January 31, 2016.

As of February 1, 2016, it was agreed that the Company's subsidiary, Canna Companion Products, Inc., would assume the manufacturing, sale and distribution of the Canna Companion pet supplement business and the net operating profit and loss sharing arrangement was terminated. In addition, it was agreed that Canna Companion, LLC, will receive a 5% royalty on net sales and $10,000 per month to manage the production facility in Monroe, Washington on a full-time basis.

At September 30, 2016, the Company was owed $nil (2015 - $41,282) from Canna Companion, LLC, pursuant to the net operating profit and loss sharing arrangement.

At September 30, 2016, Canna Companion, LLC, is involved in trademark litigation regarding the Canna Companion pet supplement. The Company and Canna Companion, LLC, have agreed to share the legal fees equally, wherein the Company has agreed to pay for the legal fees upfront and will be reimbursed by Canna Companion, LLC. At September 30, 2016, the Company was owed $79,207 (2015 - $nil) from Canna Companion, LLC, for its share of the legal fees.

4. **Inventory**

Inventory consists of the following:

	September 30, 2016 $	September 30, 2015 $
Raw Materials	75,735	–
Finished Goods	75,714	–
Packaging Supplies	20,225	–
Total	171,674	–

At September 30, 2016, the Company has advanced $nil (2015 - $189,462) for prepaid raw materials and packaging supplies.

5. **License**

On June 15, 2015, the Company entered into an agreement with Canna Companion LLC, whereby the Company obtained an exclusive license to use the knowledge and expertise of Canna Companion, LLC, relating to the creation of cannabis-based pet health products. The license has an indefinite useful life. In consideration for the license, the Company paid $100,000 in cash payments to Canna Companion, LLC, and, upon closing, issued a promissory note in the amount of $200,000 to Canna Companion, LLC. Refer to Note 8.

6. Property and Equipment

Property and equipment are comprised of the following:

	Leasehold improvements $	Plant equipment $	Production equipment $	Total $
Cost:				
September 30, 2014	356,472	72,036	130,290	558,798
Additions	–	–	103,266	103,266
Impairment	–	(65,639)	(130,336)	(195,975)
Foreign currency translation adjustment	(57,330)	(6,397)	(18,815)	(82,542)
September 30, 2015	299,142	–	84,405	383,547
Additions	–	–	6,000	6,000
Impairment	(301,378)	–	–	(301,378)
Foreign currency translation adjustment	2,236	–	(1,918)	318
Balance, September 30, 2016	–	–	88,487	88,487
Accumulated depreciation:				
September 30, 2014	31,838	–	1,039	32,877
Additions	65,007	–	1,592	66,599
Impairment	–	–	(2,538)	(2,538)
Foreign currency translation adjustment	(10,258)	–	(93)	(10,351)
September 30, 2015	86,587	–	–	86,587
Additions	45,207	–	17,537	62,744
Impairment	(132,441)	–	–	(132,441)
Foreign currency translation adjustment	647	–	(5,737)	(5,090)
Balance, September 30, 2016	–	–	11,800	11,800
Carrying amounts:				
As at September 30, 2015	212,555	–	84,405	296,960
As at September 30, 2016	–	–	76,687	76,687

Leasehold improvements consists of improvements to the planned production facility in Mission, B.C. Due to restrictions on medical marijuana applications in the facility's location, the Company was unable to move forward with the production facility. As a result, the Company recognized impairment of $168,937 (2015 - $193,437) during the year ended September 30, 2016.

7. Loans Payable

(a) On June 24, 2016, the Company received a loan of $97,000 from Paypal Working Capital for working capital purposes, which bears interest at 10% per annum, is unsecured, and has a term of 4 years. Pursuant to the loan, the Company paid a loan origination fee of $11,843, which was recognized as deferred financing costs and is being amortized over the term of the loan. During the year ended September 30, 2016, the Company amortized $2,709 of the deferred financing costs. At September 30, 2016, the balance of the loan is $83,951.

(b) On February 1, 2016, the Company assumed payments of a sales contract entered into by Canna Companion, LLC, on July 6, 2015, for a forklift with a price of $8,985. The amount financed was $8,985, which bears interest at 4.65% per annum, has a term of 3 years, and has monthly payments of $268. At September 30, 2016, the balance of the loan is $5,643.

PW

8. Note Payable

On June 15, 2015, the Company issued a promissory note in the amount of $200,000 to Canna Companion, LLC, pursuant to an agreement to acquire a license. Refer to Note 5. Under the terms of the promissory note, the amount owing was unsecured, repayable in seven equal monthly installments of principal and interest accruing at a rate of 6% per annum, and matured on January 1, 2016. During the year ended September 30, 2016, the Company made principal repayments of $145,302 (2015 – $54,698). At September 30, 2016, the Company made overpayments of $12,505 towards the promissory note, which has been included in the amounts due from Canna Companion, LLC.

9. Convertible Debentures

(a) On April 16, 2014, the Company issued convertible debentures in the aggregate amount of (CDN$92,000). The convertible debentures are unsecured, non-interest bearing, and were due by April 16, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.10 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$5,200 and issued convertible debentures with a face value of CDN$5,200. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debentures are $74,105 (CDN$97,200) (2015 - $72,832 (CDN$97,200)). During the year ended September 30, 2016, the Company amortized $1,069 (CDN$1,416) (2015 - $2,112 (CDN$2,596)) of the financing cost.

(b) On September 15, 2014, the Company issued convertible debentures in the aggregate amount of CDN$268,000. The convertible debentures are unsecured, non-interest bearing, and were due by September 15, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$9,600. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $204,323 (CDN$268,000) (2015 - $200,812 (CDN$268,000)). During the year ended September 30, 2016, the Company amortized $3,480 (CDN$4,610) (2015 - $3,900 (CDN$4,793)) of the financing cost.

(c) On September 16, 2014, the Company issued convertible debentures in the aggregate amount of CDN$10,000. The convertible debentures are unsecured, non-interest bearing, and were due by September 16, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per common share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $7,624 (CDN$10,000) (2015 - $7,493 (CDN$10,000)).

(d) On September 16, 2014, the Company issued convertible debentures in the aggregate amount of CDN$32,000. The convertible debentures are unsecured, non-interest bearing, and were due by September 16, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.10 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$3,200 and issued convertible debentures with a fair value of CDN$3,200. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $26,836 (CDN$35,200) (2015 - $26,375 (CDN$35,200)). During the year ended September 30, 2016, the Company amortized $1,163 (CDN$1,541) (2015 - $1,300 (CDN$1,598)) of the financing cost.

9. Convertible Debentures (continued)

(e) On September 17, 2014, the Company issued convertible debentures in the aggregate amount of CDN$130,000. The convertible debentures are unsecured, non-interest bearing, and were due by September 17, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $99,112 (CDN$130,000) (2015 - $97,409 (CDN$130,000)).

(f) On November 27, 2014, the Company issued convertible debentures in the aggregate amount of CDN$15,000. The convertible debentures are unsecured, non-interest bearing, and due by November 27, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of $0.10 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $11,436 (CDN$15,000) (2015 - $11,240 (CDN$15,000)).

(g) On December 30, 2014, the Company issued convertible debentures in the aggregate amount of CDN$20,000. The convertible debentures are unsecured, non-interest bearing, and due by December 30, 2016. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $15,248 (CDN$20,000) (2015 - $14,986 (CDN$20,000)).

(h) On January 21, 2015, the Company issued a convertible debenture in the amount of CDN$250,000. The convertible debenture is unsecured, non-interest bearing, and due by January 21, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.10 per common share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $190,600 (CDN$250,000) (2015 - $187,325 (CDN$250,000)).

(i) On February 22, 2015, the Company issued a convertible debenture in the amount of CDN$30,000. The convertible debenture is unsecured, non-interest bearing, and due by February 22, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$3,000. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $22,872 (CDN$30,000) (2015 - $22,479 (CDN$30,000)). During the year ended September 30, 2016, the Company amortized $1,583 (CDN$2,097) (2015 - $735 (CDN$903)) of the financing cost.

9. **Convertible Debentures** (continued)

(j) On April 15, 2015, the Company issued a convertible debenture in the amount of CDN$50,000. The convertible debenture is unsecured, non-interest bearing, and due by April 15, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $38,120 (CDN$50,000) (2015 - $37,465 (CDN$50,000)).

(k) On April 22, 2015, the Company issued a convertible debenture in the amount of CDN$15,000. The convertible debenture is unsecured, non-interest bearing, and due by April 22, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$1,500. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $11,436 (CDN$15,000) (2015 - $11,240 (CDN$15,000)). During the year ended September 30, 2016, the Company amortized $883 (CDN$1,170) (2015 - $269 (CDN$330)) of the financing cost.

(l) On May 29, 2015, the Company issued convertible debentures in the aggregate amount of CDN$10,000. The convertible debentures are unsecured, non-interest bearing, and due by May 29, 2017. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debentures contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $7,624 (CDN$10,000) (2015 - $7,493 (CDN$10,000)).

(m) On June 3, 2015, the Company issued a convertible debenture in the amount of CDN$15,000. The convertible debenture is unsecured, non-interest bearing, and due by June 3, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$1,500. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $11,436 (CDN$15,000) (2015 - $11,240 (CDN$15,000)). During the year ended September 30, 2016, the Company amortized $948 (CDN$1,256) (2015 - $199 (CDN$244)) of the financing cost.

(n) On June 26, 2015, the Company issued a convertible debenture in the amount of CDN$10,000. The convertible debenture is unsecured, non-interest bearing, and due by June 26, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$1,000. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $7,624 (CDN$10,000) (2015 - $7,493 (CDN$10,000)). During the year ended September 30, 2016, the Company amortized $656 (CDN$869) (2015 - $107 (CDN$131)) of the financing cost.

9. **Convertible Debentures (continued)**

(o) On June 29, 2015, the Company issued a convertible debenture in the amount of CDN$325,000 to the father of the Chief Executive Officer of the Company. The convertible debenture is unsecured, bears interest at 12% per annum, and is due on June 29, 2016. The convertible debenture is convertible into common shares of the Company or common shares of a public company that is an affiliate of the Company ("Pubco") at a conversion price which is the higher of (i) CDN$0.10 per share; and (ii) if the Company or Pubco is listed on a stock exchange, the price per share equal to the amount that is a 40% discount from the average trading price of the shares of the Company or Pubco over a period of 5 trading days before the date of conversion.

The convertible debenture was recorded using the residual method, where the convertible debenture had been bifurcated into a debt component and equity component comprised of the convertible feature embedded within the liability. The value of the liability component, at the time of issuance, was determined to be CDN$282,609 using a net present value calculation assuming a discount rate of 15% per annum. As a result, the value of the equity component of CDN$42,391 was recorded as equity and an equivalent discount on the convertible debenture which will be accreted to the face value of CDN$325,000 over the term of the debenture. As at September 30, 2016, the carrying value of the convertible debenture is $247,780 (CDN$325,000) (2015 - $219,615 (CDN$293,093)).

(p) On July 23, 2015, the Company issued a convertible debenture in the amount of CDN$100,000. The convertible debenture is unsecured, non-interest bearing, and due by July 22, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.20 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $76,240 (CDN$100,000) (2015 - $74,930 (CDN$100,000)).

(q) On August 20, 2015, the Company issued a convertible debenture in the amount of CDN$100,000 to the father of the Chief Executive Officer of the Company. The convertible debenture is unsecured, bears interest at 12% per annum, and is due on August 20, 2016. The convertible debenture is convertible into common shares of the Company or common shares of a public company that is an affiliate of the Company ("Pubco") at a conversion price which is the higher of (i) CDN$0.10 per share; and (ii) if the Company or Pubco is listed on a stock exchange, the price per share equal to the amount that is a 40% discount from the average trading price of the shares of the Company or Pubco over a period of 5 trading days before the date of conversion.

The convertible debenture was recorded using the residual method, where the convertible debenture had been bifurcated into a debt component and equity component comprised of the convertible feature embedded within the liability. The value of the liability component, at the time of issuance, was determined to be CDN$86,957 using a net present value calculation assuming a discount rate of 15% per annum. As a result, the value of the equity component of CDN$13,043 was recorded as equity and an equivalent discount on the convertible debenture which will be accreted to the face value of CDN$100,000 over the term of the debenture. As at September 30, 2016, the carrying value of the convertible debenture is $76,240 (CDN$100,000) (2015 - $66,211 (CDN$88,364)).

(r) On October 4, 2015, the Company issued a convertible debenture in the amount of CDN$100,000 to the father of the Chief Executive Officer of the Company, of which CDN$30,000 was received on September 15, 2015. The convertible debenture is unsecured, bears interest at 12% per annum, and is due on October 4, 2016. The convertible debenture is convertible into common shares of the Company or common shares of a public company that is an affiliate of the Company ("Pubco") at a conversion price which is the higher of (i) CDN$0.10 per share; and (ii) if the Company or Pubco is listed on a stock exchange, the price per share equal to the amount that is a 40% discount from the average trading price of the shares of the Company or Pubco over a period of 5 trading days before the date of conversion.

PW

9. **Convertible Debentures** (continued)

The convertible debenture was recorded using the residual method, where the convertible debenture had been bifurcated into a debt component and equity component comprised of the convertible feature embedded within the liability. The value of the liability component, at the time of issuance, was determined to be CDN$86,734 using a net present value calculation assuming a discount rate of 15% per annum. As a result, the value of the equity component of CDN$13,266 was recorded as equity and an equivalent discount on the convertible debenture which will be accreted to the face value of CDN$100,000 over the term of the debenture. As at September 30, 2016, the carrying value of the convertible debenture is $76,116 (CDN$99,837) (2015 - $19,513 (CDN$26,041)).

(s) On October 17, 2015, the Company issued a convertible debenture in the amount of CDN$27,000. The convertible debenture is unsecured, non-interest bearing, and due by October 17, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$2,700. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $20,584 (CDN$27,000). During the year ended September 30, 2016, the Company amortized $487 (CDN$645) of the financing cost.

(t) On December 1, 2015, the Company issued a convertible debenture in the amount of CDN$10,000. The convertible debenture is unsecured, non-interest bearing, and due by December 1, 2017. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $7,624 (CDN$10,000).

(u) On February 1, 2016, the Company issued convertible debentures in the aggregate amount of CDN$45,000. The convertible debentures are unsecured, non-interest bearing, and due by February 1, 2018. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debentures contain no embedded beneficial conversion features as there is no guarantee that the option to convert the convertible debentures into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debentures is $34,308 (CDN$45,000).

(v) On February 24, 2016, the Company issued convertible debenture in the aggregate amount of CDN$55,000. The convertible debentures are unsecured, non-interest bearing, and due by February 24, 2018. The convertible debentures are convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$5,500. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $41,932 (CDN$55,000). During the year ended September 30, 2016, the Company amortized $1,244 (CDN$1,648) of the financing cost.

9. **Convertible Debentures** (continued)

(w) On May 31, 2016, the Company issued a convertible debenture in the amount of CDN$115,000 to the father of the Chief Executive Officer of the Company, of which CDN$40,000 was received on November 1, 2015, and CDN$75,000 was received on April 1, 2016. The convertible debenture is unsecured, bears interest at 12% per annum, and is due on May 31, 2017. The convertible debenture is convertible into common shares of the Company or common shares of a public company that is an affiliate of the Company ("Pubco") at a conversion price which is the higher of (i) CDN$0.10 per share; and (ii) if the Company or Pubco is listed on a stock exchange, the price per share equal to the amount that is a 40% discount from the average trading price of the shares of the Company or Pubco over a period of 5 trading days before the date of conversion.

The convertible debenture was recorded using the residual method, where the convertible debenture had been bifurcated into a debt component and equity component comprised of the convertible feature embedded within the liability. The value of the liability component, at the time of issuance, was determined to be CDN$95,807 using a net present value calculation assuming a discount rate of 15% per annum. As a result, the value of the equity component of CDN$19,193 was recorded as equity and an equivalent discount on the convertible debenture which will be accreted to the face value of CDN$115,000 over the term of the debenture. As at September 30, 2016, the carrying value of the convertible debenture is $80,548 (CDN$105,650).

(x) On July 12, 2016, the Company issued a convertible debenture in the amount of CDN$35,000 to the father of the Chief Executive Officer of the Company. The convertible debenture is unsecured, bears interest at 12% per annum, and is due on July 12, 2017. The convertible debenture is convertible into common shares of the Company or common shares of a public company that is an affiliate of the Company ("Pubco") at a conversion price which is the higher of (i) CDN$0.10 per share; and (ii) if the Company or Pubco is listed on a stock exchange, the price per share equal to the amount that is a 40% discount from the average trading price of the shares of the Company or Pubco over a period of 5 trading days before the date of conversion.

The convertible debenture was recorded using the residual method, where the convertible debenture had been bifurcated into a debt component and equity component comprised of the convertible feature embedded within the liability. The value of the liability component, at the time of issuance, was determined to be CDN$30,435 using a net present value calculation assuming a discount rate of 15% per annum. As a result, the value of the equity component of CDN$4,565 was recorded as equity and an equivalent discount on the convertible debenture which will be accreted to the face value of CDN$35,000 over the term of the debenture. As at September 30, 2016, the carrying value of the convertible debenture is $23,948 (CDN$31,411).

(y) On September 29, 2016, the Company issued a convertible debenture in the amount of CDN$5,000. The convertible debenture is unsecured, non-interest bearing, and due by September 29, 2018. The convertible debenture is convertible into common shares of the Company at a conversion price of CDN$0.25 per share if the Company sells all or substantially all of its assets to another entity. In connection with the financing, the Company paid finder's fees of CDN$500. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur. At September 30, 2016, the carrying value of the convertible debenture is $3,812 (CDN$5,000). During the year ended September 30, 2016, the Company amortized $1 (CDN$1) of the financing cost.

PW

10. Related Party Transactions

(a) As at September 30, 2016, an amount of $32,700 (2015 - $493) is owed to the President of the Company which is non-interest bearing, unsecured, and due on demand.

(b) As at September 30, 2016, an amount of $102,920 (2015 - $335) is owed to the Chief Executive Officer ("CEO") of the Company which is non-interest bearing, unsecured, and due on demand.

(c) As at September 30, 2016, an amount of $90,000 (2015 - $nil) is owed to the Chief Financial Officer ("CFO") of the Company which is non-interest bearing, unsecured, and due on demand.

(d) As at September 30, 2016, an amount of $3,202 (CDN$4,200) (2015 - $1,049 (CDN$1,400)) is owed to the spouse of the CEO of the Company which is non-interest bearing, unsecured, and due on demand. The amount is included in accounts payable and accrued liabilities.

(e) As at September 30, 2016, an amount of $40,026 (CDN$52,500) (2015 - $10,490 (CDN$14,000)) is owed to the mother of the CEO of the Company which is non-interest bearing, unsecured, and due on demand. The amount is included in accounts payable and accrued liabilities.

(f) As at September 30, 2016, principal in the aggregate of $514,620 (CDN$675,000) (2015 - $340,932 (CDN$455,000)) is owed to the father of the CEO of the Company pursuant convertible debentures. Refer to Note 9.

(g) During the year ended September 30, 2016, the Company incurred consulting fees of $101,324 (2015 - $52,884) to the CEO of the Company.

(h) During the year ended September 30, 2016, the Company incurred consulting fees of $45,294 (2015 - $56,023) and finders' fees of $407 (CDN$500) (2015 - $nil) to the President of the Company.

(i) During the year ended September 30, 2016, the Company incurred consulting fees of $99,682 (2015 - $6,916) to the CFO of the Company.

(j) During the year ended September 30, 2016, the Company incurred consulting fees of $nil (2015 - $12,204) and finders' fees of $nil (2015 - $814 (CDN$1,000)) to a Director of the Company.

(k) During the year ended September 30, 2016, the Company incurred rent of $31,706 (2015 - $31,324) to the mother of the Chief Executive Officer of the Company.

(l) During the year ended September 30, 2016, the Company incurred professional fees of $5,360 (2015 - $5,777) to the spouse of the Chief Executive Officer of the Company.

11. Share Capital

Authorized: Unlimited number of Class "A" Voting common shares without par value
Unlimited number of Class "B" Non-Voting common shares without par value
Unlimited number of Class "C" Non-Voting common shares without par value
Unlimited number of Class "D" Non-Voting Redeemable Retractable preferred shares with a par value of $1.00 each

On January 15, 2015, the Company issued 600,000 Class "A" voting common shares to a non-related party for consulting services with a fair value of $25,074. The consulting services are to be performed over a one-year period, and the amount was recorded as deferred compensation and will be expensed over the term of the agreement. During the year ended September 30, 2016, the Company expensed $6,590 (2015 - $18,484) of the deferred compensation as consulting fees.

12. Commitment

The Company leases a premise in Mission, British Columbia, under an agreement expiring on May 1, 2019, and a premise in Monroe, Washington, under an agreement expiring on July 21, 2018. The minimum lease payments over the remaining terms of the leases are as follows:

Year	$
2017	65,688
2018	60,731
2019	18,678
	145,097

13. Capital Management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and equity, comprised of issued common stock.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issues or by undertaking other activities as deemed appropriate under the specific circumstances. The Company is not subject to externally imposed capital requirements.

14. Income Taxes

The Company is subject to Canadian and United States federal and state income taxes at an approximate rate of 34%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company's income tax expense as reported is as follows:

	2016 $	2015 $
Income tax recovery at statutory rate	(XX,000)	(XX,000)
Change in valuation allowance	XX,000	XX,000
Income tax provision	4,061	–

The significant components of deferred income tax assets and liabilities are as follows:

	2016 $	2015 $
Net operating losses carried forward	XX,000	XX,000
Property and equipment	XX,000	XX,000
Valuation allowance	(XX,000)	(XX,000)
Net deferred income tax asset	–	–

As at September 30, 2016, the Company has net operating losses carried forward of $ XX,000 which is available to offset future years' taxable income in future years which expires beginning in 2023.

15. Subsequent Events

(a) On November 15, 2016, the Company entered into a letter agreement whereby it will issue 1,200,000 units at CDN$0.25 per unit for gross proceeds of CDN$300,000. Each unit will consist of one share of common stock and one warrant exercisable at CDN$0.275 per share for a term of 4 years.

(b) On November 16, 2016, the Company issued a convertible debenture in the amount of $70,000 to the father of the Chief Executive Officer of the Company. The convertible debenture is unsecured, bears interest at 12% per annum, and is due on November 16, 2017. The convertible debenture is convertible into common shares of the Company or common shares of a public company that is an affiliate of the Company ("Pubco") at a conversion price which is the higher of (i) $0.10 per share; and (ii) if the Company or Pubco is listed on a stock exchange, the price per share equal to the amount that is a 40% discount from the average trading price of the shares of the Company or Pubco over a period of 5 trading days before the date of conversion.

(c) On January 8, 2017, the Company issued a convertible debenture in the amount of $5,000. The convertible debenture is unsecured, non-interest bearing, and due by January 8, 2019. The convertible debenture is convertible into common shares of the Company at a conversion price of $0.25 per share if the Company sells all or substantially all of its assets to another entity. The Company determined that the convertible debenture contained no embedded beneficial conversion feature as there is no guarantee that the option to convert the convertible debenture into common shares of the Company will occur.